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Nomadic Collaboration International, Inc. and LiquidGolf
Announce Completion of Acquisition
Tuesday June 3, 9:26 am ET


LiquidGolf, a Wholly Owned Subsidiary of Nomadic

PANAMA CITY, Panama and APOPKA, Fla., June 3 /PRNewswire-FirstCall/ -- Nomadic Collaboration International Inc. (OTC Bulletin Board: NDCI - News), a software development company, and LiquidGolf Corporation, a leading provider of golf equipment and accessories, today announced the completion of Nomadic's acquisition of LiquidGolf.

"This is an exciting event for the stockholders and management of LiquidGolf. The entry to the public markets and the investment banking relationships that this transaction brings will provide the financial platform for LiquidGolf to execute our plan for expansion," said Dwain Brannon, LiquidGolf chairman and CEO.

As a result of the merger, which was completed on May 30, 2003, each outstanding three shares of LiquidGolf common stock (other than shares for which appraisal has been sought under Delaware law) has been converted into the right to receive one share of Nomadic common stock. Also, the name of the company is now LiquidGolf Holding Corporation. LiquidGolf Holding Corporation, will within the coming week mail transmittal materials to LiquidGolf stockholders. LiquidGolf stockholders should not submit stock certificates unless accompanied by these transmittal materials.

Mr. Dwain Brannon has been named Chief Executive Officer for LiquidGolf Holding Corporation, while Mr. Ricardo Garcia de Paredes Carbone, President of Nomadic will remain as President.

About LiquidGolf
Based in Apopka, FL., LiquidGolf is a leading provider of golf equipment, accessories, and apparel through its website and its retail store. Liquid Golf provides golfers worldwide with products from the top manufacturers in the golf industry, and ensures that its thousands of online customers receive the best in customer service. The company's stockholders and partners include industry leaders such as The Golf Channel.

Media Contact:
Dwain Brannon, LiquidGolf Corporation. (407) 889-7577, dbrannon@liquidgolf.com

Investor Relations Contact:
Dwain Brannon, LiquidGolf Corporation. (407) 889-7577, dbrannon@liquidgolf.com

This press release contains forward-looking statements that involve risks and uncertainties concerning Nomadic's acquisition of LiquidGolf, Nomadic's expected financial performance (as described without limitation in the quotations from management in this press release) as well as LiquidGolf's strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the reaction of customers of LiquidGolf to the acquisition; Nomadic's ability to successfully integrate LiquidGolf's operations and employees; and general economic conditions. More information about potential factors that could affect Nomadic's business and financial results is included in Nomadic's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov.



Source: LiquidGolf Corporation